CFNB FIRST QUARTER EARNINGS UP 14% ON STRONG GROWTH
IN INTEREST INCOME RELATED TO 50% GROWTH IN LOAN PORTFOLIO

IRVINE, CALIFORNIA, October 27, 2016 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp” or the “Company”) net earnings of $1.96 million for the first quarter ended September 30, 2016 are up 13.6% from $1.72 million earned during the first quarter of fiscal 2016.  Diluted earnings per share for the first quarter of fiscal 2017 of $0.19 were up 15.6% from $0.16 per share reported for the prior year first quarter. The greater increase in EPS reflects the benefit of fewer shares outstanding following the Company’s repurchase of stock during the third quarter of fiscal 2016.

2017 First Quarter Highlights

  New loan bookings of $52 million in the first quarter were down 22% from the prior year first quarter but the loan portfolio of $422.5 million at September 30, 2016 still increased 50.5% from September 30, 2015 and 4.6% from June 30, 2016.
  New lease and loan originations during the first quarter of fiscal 2017 were 21% below the historic peak set in the first quarter last year, but were strong enough to boost the backlog of approved lease and loan commitments to $117.4 million at September 30, 2016, up 31.3% from June 30, 2016.
  Total interest income for the first quarter increased 15.9%, driven by the loan growth and a slight increase in yields on commercial loans.
  Despite a 49.9% increase in interest expense, net interest income after provision for credit losses increased 12.3% due to a lower provision for credit losses.
  Non-performing assets were unchanged from June 2016, representing 0.15% of total assets at September 30, 2016.
  Capital remains strong, with Tier 1 common equity ratio of 24.8% at September 30, 2016 based on stockholders’ equity of $192.8 million and total assets of $884.0 million.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, “During the first quarter, CalFirst continued to benefit from income growth related to the commercial loan portfolio.  While the current environment continues to challenge the origination of leases, we have been able to focus resources on viable alternatives.  As interest rates appear to be creeping up, our net interest margins continue to be pinched due to lower yielding loans representing a greater share of our interest earning assets, but we are still able to increase net interest income through growth in earning assets."

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending		Quarter Ending
	September 30, 2016		September 30, 2015
(dollars in thousands)	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$113,406	0.53%	$69,771	0.18%
Investment securities	97,113	2.10%	80,852	2.19%
Commercial loans	405,694	3.73%	258,882	3.58%
Net investment in leases	223,493	5.00%	285,329	4.85%
Total interest-earning assets	$839,706	3.45%	$694,834	3.60%
Interest-bearing liabilities
Deposits	$631,323	1.20%	$481,858	1.04%
Borrowings	40,000	0.43%	42,000	0.35%
Total interest-bearing liabilities	$671,323	1.15%	$523,858	0.99%

Net interest spread (1)		2.30%		2.61%
Net interest margin (2)		2.53%		2.85%

1)  Net interest spread is equal to the difference between average yield on interest earning assets and average rate paid on interest-bearing liabilities.

2)  Net interest margin represents net finance income as a percent of average interest earnings assets.

Net Interest Income

Total interest income for the first quarter ending September 30, 2016 increased 16% to $7.2 million from $6.2 million for the first quarter of fiscal 2016. This increase includes a $1.5 million, or 64%, increase in commercial loan income and $187,900 increase in investment income, offset by $664,300 decrease in finance income.

  The growth in commercial loan income reflected a 57% increase in average loan balances to $405.7 million from $258.9 million for the same period of the prior year, while the average yield increased 15 basis points to 3.73%.
  The decrease in finance income was due to a 22% decrease in average lease balances to $223.5 million that offset a 15 basis point improvement in the average yield. This change included the early termination of two leases that accelerated finance income and boosted the net yield in the quarter by 34 basis points (annualized).
  For the first quarter of fiscal 2017, investment income increased 40% as average cash and investment balances increased 40% to $210.5 million, while the average yield held steady at 1.26% as interest earned on cash balances increased by 35 basis points to offset lower securities’ yield.

During the first quarter of fiscal 2017, interest expense paid increased 50% to $1.9 million from $1.3 million for the first quarter of the prior year, reflecting a 28% increase in the average balance of deposits and borrowings to $671.3 million from $523.9 million and 17 basis point increase in average rate paid to 1.15%. The increased interest cost is largely due to a 16 basis point increase in average cost of deposits to 1.20% on a $150 million increase in average deposit balances, with the total funding cost increase tempered by an 8 basis point increase on FHLB borrowings.

The Company made a $300,000 provision for credit losses during the first quarter of fiscal 2017, which compared to a $500,000 provision made during the quarter ending September 30, 2015. The first quarter 2017 provision related to the growth in the loan portfolio since June 30, 2016 while the overall credit profile of the portfolios remained stable.  As a result of the foregoing, net interest income after provision for credit losses increased 12% to $5.0 million from $4.5 million for the first quarter of the prior year.

Non-interest income

Total non-interest income for the first quarter of fiscal 2017 increased by 2.1% to $915,000 from $896,000 in the first quarter of the prior year due to as a 39% increase in income from end of term transactions offsetting a decline in gains realized on the sale of leases.

Non-interest Expenses

The Company’s non-interest expenses of $2.7 million reported for the quarter ended September 30, 2016 increased by $154,000 or 6.1% from $2.5 million in the first quarter of fiscal 2016.  The increase reflected higher compensation expense recognized rather than deferred during the period.

Leases and Loans

First quarter 2017 lease and loan bookings of $82.0 million were 11% below the $91.7 million booked the prior year first quarter as a 19% increase in lease bookings to $30.5 million was offset by lower volume of new loans booked.

The total lease and loan portfolio at September 30, 2016 increased 17% to $646.8 million from $552.1 million at September 30, 2015, but was up less than 1% from $641.4 million at June 30, 2016. Transactions in process declined 6.5% from June 30, 2016 to $28.9 million at September 30, 2016.

Investment Securities

Investment securities of $97.6 million at September 30, 2016 are down 2% from $99.8 million at June 30, 2016, but up 23% from $79.6 million at September 30, 2015.  The change since June 30, 2016 related to pay downs of $1.8 million and a decrease in unrealized gains in the value of the securities of $312,000.

California First National Bancorp is a bank holding company with lending and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide.

This release contains forward-looking statements, which involve management assumptions, risks and uncertainties.  The statements in this release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding backlog of lease and loan commitments and growth in interest income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this release to reflect events or circumstances arising after the date hereof.  For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2016 Annual Report on Form 10-K.

  CALIFORNIA FIRST NATIONAL BANCORP

  Consolidated Statements of Earnings

  (000's except per share data)

	Three months ended
	September 30,		Percent
	2016	2015	Change
Finance and loan income	$6,583	$5,777	14.0%
Investment interest income	661	473	39.7%
Total interest income	7,244	6,250	15.9%

Interest expense on deposits and borrowings	1,938	1,293	49.9%

Net interest income	5,306	4,957	7.0%
Provision for credit losses	300	500	(40.0)%
Net interest income after provision for credit losses	5,006	4,457	12.3%

Non-interest income
Operating and sales-type lease income	584	143	308.4%
Gain on sale of leases and leased property	234	688	(66.0)%
Gain on sale of investment securities	-	23	(100.0)%
Other fee income	97	42	131.0%
Total non-interest income	915	896	2.1%

Non-interest expenses
Compensation and employee benefits	1,887	1,741	8.4%
Occupancy	174	169	3.0%
Professional services	202	184	9.8%
Other	422	437	(3.4)%
Total non-interest expenses	2,685	2,531	6.1%

Earnings before income taxes	3,236	2,822	14.7%

Income taxes	1,278	1,098	16.4%

Net earnings	$1,958	$1,724	13.6%

Basic earnings per common share	$0.19	$0.16	15.6%
Diluted earnings per common share	$0.19	$0.16	15.6%

Weighted average common shares outstanding	10,280	10,460
Diluted number of common shares outstanding	10,280	10,460

  CALIFORNIA FIRST NATIONAL BANCORP

  Consolidated Balance Sheets

  (000’s)

	September 30,	June 30,	Percent
	2016	2016	Change
ASSETS
Cash and short term investments	$100,669	$105,094	(4.2)%
Investment securities	97,648	99,801	(2.2)%
Net receivables	1,925	1,333	44.4%
Property for transactions in process	28,936	30,932	(6.5)%
Net investment in leases	224,281	237,674	(5.6)%
Commercial loans	422,506	403,736	4.6%
Income tax receivable	51	121	(57.9)%
Other assets	5,000	5,036	(0.7)%
Discounted lease rentals assigned to lenders	3,034	4,449	(31.8)%
	$884,050	$888,176	(0.5)%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$2,103	$1,697	23.9%
Income taxes payable, including deferred taxes	12,356	12,674	(2.5)%
Deposits	629,680	633,147	(0.5)%
Borrowings	40,000	40,000	0.0%
Other liabilities	4,095	5,187	(21.1)%
Non-recourse debt	3,034	4,449	(31.8)%
Total liabilities	691,268	697,154	(0.8)%
Stockholders' Equity	192,782	191,022	0.9%
	$884,050	$888,176	(0.5)%